Exhibit 99.1

Peet’s Coffee & Tea, Inc. Reports First Quarter 2011 Results

EMERYVILLE, Calif.--(BUSINESS WIRE)--May 3, 2011--Peet’s Coffee & Tea, Inc. (NASDAQ:PEET) today announced its first quarter results for the fiscal period ended April 3, 2011, which included 13 weeks.

In this release, the company:

  Reports net revenue growth for the quarter of 9%
  Reports diluted earnings per share of $0.41, up 86% versus 2010 diluted earnings per share of $0.22 and up 58% versus 2010 non-GAAP diluted earnings per share of $0.26
  Reaffirms 2011 full-year total net revenue growth in the 8% to 10% range
  Lowers full-year diluted earnings per share guidance by $0.10 to the $1.43 to $1.50 range, driven entirely by the significant rise in coffee costs during the last three months

Financial Highlights

	First Quarter		%
	2011	2010	Change

Net revenue, as reported	$88,472	$81,196	9%

Net income per diluted share, as reported	$0.41	$0.22	86%

Non-GAAP net income per diluted share,
excluding unusual items	$0.41	$0.26	58%

For the 13 weeks ended April 3, 2011, net revenue increased 9% to $88.5 million from $81.2 million for the corresponding period of fiscal 2010.

Net income for the 13 weeks ended April 3, 2011, was $5.5 million compared to $3.1 million for the corresponding 13-week period of fiscal 2010. Diluted earnings per share was $0.41 for the 13-week period of fiscal 2011 compared to $0.22 per share for the corresponding period of fiscal 2010, an increase of 86%.

Last year’s net income included $0.8 million ($0.5 million net of tax) of legal and related expenses the company incurred to comply with a subpoena it received from the Federal Trade Commission in connection with its anti-trust review of the proposed Green Mountain Coffee Roasters acquisition of Diedrich Coffee. Excluding this unusual item from last year’s results, diluted earnings per share increased 58% compared to non-GAAP diluted earnings per share of $0.26 for the corresponding period last year.

“We had a very good first quarter and the fundamentals of our business are strong,” said Patrick O’Dea, president and CEO of Peet’s Coffee & Tea. “We experienced good sales growth across all channels, with our grocery business growing the strongest at 22% this quarter. With excellent overall cost management, we translated this into a record first quarter operating margin of 9.8% and EPS growth of 58%. Looking forward, we have good momentum and plenty of new growth opportunities. While we expect to offset most of the year-over-year coffee cost increase we’re experiencing, we will continue to act in the long-term best interests of our business and not overreact to the recent run-up in world coffee prices.”

Consolidated Financial and Operating Summary

Retail net revenue increased 4% to $52.1 million for the 13 weeks ended April 3, 2011, from $50.1 million for the corresponding period of fiscal 2010. The increase was solely attributable to sales growth in existing stores. The company ended the quarter with 193 stores, the same number of stores as the end of the first quarter in 2010.

Specialty net revenue increased 17% to $36.4 million for the 13 weeks ended April 3, 2011, compared to $31.1 million for the corresponding period of fiscal 2010. Within specialty, the grocery business grew 22% over last year; the foodservice and office business grew 11%; and home delivery net revenue grew 4%.

Cost of sales and related occupancy expenses were 46.6% of total net revenue, compared to 46.2% for the corresponding period last year. The increase resulted from higher coffee costs and a mix shift towards the specialty business, which has a higher cost of sales, offset by the impact of price increases across all channels.

Operating expenses as a percentage of net revenue decreased to 31.5% from 34.3% for the corresponding period last year due to a favorable mix shift to the specialty business, the impact of price increases across all channels, leveraging of retail overhead costs, and lower training expenses in retail stores.

In the corresponding period last year, the company incurred $0.8 million ($0.5 million net of tax) in legal and related fees to comply with a subpoena the company received from the Federal Trade Commission in connection with its anti-trust review of the proposed Green Mountain Coffee Roasters acquisition of Diedrich Coffee.

General and administrative expenses as a percentage of net revenue were 7.7% of net revenue, compared to 7.8% for the corresponding period last year. General and administrative expenses increased to $6.8 million, compared to $6.3 million for the corresponding period last year, primarily due to higher payroll-related costs and marketing expenses.

Depreciation and amortization expenses as a percentage of net revenue decreased to 4.4% of net sales compared to 4.8% for the corresponding period last year. Depreciation and amortization expenses were $3.9 million, consistent with the corresponding period last year.

The company ended the first quarter of 2011 with cash and cash equivalents plus investments of $43 million, compared to $49 million at year end 2010.

Fiscal 2011 Full-Year Outlook

The company has updated its full-year guidance as follows:

  Reaffirms full-year total net revenue growth in the 8% to 10% range
  Lowers full-year diluted earnings per share guidance by $0.10 to the $1.43 to $1.50 range, driven entirely by the significant rise in coffee costs during the last three months

Peet’s Coffee & Tea, Inc. Q1 2011 Conference Call

Peet’s will discuss its first quarter 2011 earnings via conference call today, May 3, 2011. The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET and can be accessed by calling 1-866-748-8653. The call will be simultaneously webcast on Peet’s website at www.peets.com.

A replay of the teleconference will be available from 5:00 p.m. PT/8:00 p.m. ET on May 3, 2011 through 8:59 p.m. PT/11:59 p.m. ET on May 10, 2011, at 1-800-642-1687 or 1-706-645-9291, using access code 61472579. It will also be archived at http://investor.peets.com/medialist.cfm through May 3, 2012, at 8:59 p.m. PT/11:59 p.m. ET.

ABOUT PEET’S COFFEE & TEA, INC.

Peet’s Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. The company was founded in 1966 in Berkeley, Calif. by Alfred Peet. Peet was an early tea authority who later became widely recognized as the grandfather of specialty coffee in the U.S. Today, Peet’s Coffee & Tea offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high quality and taste standards, and controlling product quality through its unique direct store delivery selling and merchandising system. Peet’s is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet’s Coffee & Tea, Inc., visit www.peets.com.

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to 2011 forecasted net revenue growth, 2011 forecasted earnings per diluted share, opportunities for new growth, and our ability to offset coffee price increases. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management, including financial and operational information, the company’s stock price volatility, and current competitive conditions. As a result, these statements are subject to various risks and uncertainties. The company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the recent recession and its ongoing negative impact on consumer spending; the company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high-quality Arabica coffee beans; consumers’ tastes and preferences; complaints or claims by current, former or prospective employees or government agencies or other litigation; and competition in its market as well as other risk factors as described more fully in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 2, 2011. These factors may not be exhaustive. The company operates in a continually changing business environment, and new risks emerge from time to time. Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	April 3,	January 2,
	2011	2011

ASSETS

Current assets
Cash and cash equivalents	$34,859	$44,629
Short-term marketable securities	8,202	4,183
Accounts receivable, net	16,418	14,852
Inventories	31,253	33,534
Deferred income taxes - current	4,379	4,420
Prepaid expenses and other	7,828	7,798
Total current assets	102,939	109,416

Long-term marketable securities	529	-
Property, plant and equipment, net	94,252	97,279
Other assets, net	1,336	2,137

Total assets	$199,056	$208,832

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$9,609	$9,138
Accrued compensation and benefits	6,576	11,555
Deferred revenue	6,112	7,102
Total current liabilities	22,297	27,795

Deferred income taxes - non current	73	46
Deferred lease credits	6,911	7,023
Other long-term liabilities	1,144	1,468
Total liabilities	30,425	36,332

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:12,981,000 and 13,063,000 shares	72,608	81,995
Accumulated other comprehensive income	7	2
Retained earnings	96,016	90,503

Total shareholders' equity	168,631	172,500

Total liabilities and shareholders' equity	$199,056	$208,832

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended
	April 3,	April 4,
	2011	2010

Retail stores	$52,089	$50,071
Specialty sales	36,383	31,125
Net revenue	88,472	81,196

Cost of sales and related occupancy expenses	41,220	37,539
Operating expenses	27,884	27,837
Transaction related expenses	-	824
General and administrative expenses	6,809	6,302
Depreciation and amortization expenses	3,919	3,877
Total costs and expenses from operations	79,832	76,379

Income from operations	8,640	4,817

Interest income, net	11	(1)

Income before income taxes	8,651	4,816

Income tax provision	3,138	1,765

Net income	$5,513	$3,051

Net income per share:
Basic	$0.42	$0.23
Diluted	$0.41	$0.22

Shares used in calculation of net income per share:
Basic	13,109	13,188
Diluted	13,520	13,809

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Thirteen weeks ended
	April 3,	April 4,
	2011	2010

Cash flows from operating activities:
Net income	$5,513	$3,051
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,501	4,422
Amortization of interest purchased	83	-
Stock-based compensation	906	742
Excess tax benefit from exercise of stock options	(3,508)	(1,113)
Tax benefit from exercise of stock options	3,221	946
Loss on disposition of assets and asset impairment	126	31
Deferred income taxes	68	(5)
Changes in other assets and liabilities:
Accounts receivable, net	(1,566)	2,670
Inventories	2,281	1,697
Prepaid expenses and other current assets	(30)	(618)
Other assets	(1)	29
Accounts payable, accrued liabilities and deferred revenue	(5,273)	(7,354)
Deferred lease credits and other long-term liabilities	(436)	125
Net cash provided by operating activities	5,885	4,623

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,821)	(2,623)
Proceeds from sales of property, plant and equipment	-	13
Changes in restricted investments	798	560
Proceeds from sales and maturities of marketable securities	703	-
Purchases of marketable securities	(5,329)	-
Net cash used in investing activities	(5,649)	(2,050)

Cash flows from financing activities:
Net proceeds from issuance of common stock	7,730	4,732
Purchase of common stock	(21,244)	(528)
Excess tax benefit from exercise of stock options	3,508	1,113
Net cash (used in)/provided by financing activities	(10,006)	5,317

(Decrease) increase in cash and cash equivalents	(9,770)	7,890
Cash and cash equivalents, beginning of period	44,629	47,934

Cash and cash equivalents, end of period	$34,859	$55,824

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$187	$118
Other cash flow information:
Cash paid for income taxes	181	91

PEET’S COFFEE & TEA, INC.

SEGMENT REPORTING
(Unaudited, in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended April 3, 2011
Net revenue	$52,089	100.0%	$36,383	100.0%		$88,472	100.0%
Cost of sales and occupancy	22,244	42.7%	18,976	52.2%		41,220	46.6%
Operating expenses	20,479	39.3%	7,405	20.4%		27,884	31.5%
Depreciation and amortization	2,737	5.3%	444	1.2%	$738	3,919	4.4%
Segment operating income	6,629	12.7%	9,558	26.3%	(7,547)	8,640	9.8%

For the thirteen weeks ended April 4, 2010
Net revenue	$50,071	100.0%	$31,125	100.0%		$81,196	100.0%
Cost of sales and occupancy	21,654	43.2%	15,885	51.0%		37,539	46.2%
Operating expenses	21,130	42.2%	6,707	21.5%		27,837	34.3%
Depreciation and amortization	2,749	5.5%	432	1.4%	$696	3,877	4.8%
Segment operating income	4,538	9.1%	8,101	26.0%	(7,822)	4,817	5.9%

NON-GAAP FINANCIAL INFORMATION

The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the previously discussed unusual items. Management believes this information is relevant because the nature and magnitude of the charges do not reflect our on-going operating performance.

PEET'S COFFEE & TEA, INC.

Reconciliation of Non-GAAP Financial Information to Net Income
(Unaudited, in thousands, except per share data)

	Thirteen	Thirteen
	weeks ended	weeks ended
	April 3,	April 4,
	2011	2010

Net Income
Net income, as reported	$5,513	$3,051
Transaction expense, net of tax	-	522
Non-GAAP net income	$5,513	$3,573

Net Income Per Diluted Share
Net income per diluted share, as reported	$0.41	$0.22
Transaction expense, net of tax	-	0.04
Non-GAAP net income per diluted share	$0.41	$0.26

CONTACT:
Double Forte
Nicole Arena, 415-848-8103 (Media)
narena@double-forte.com
or
Peet’s Coffee & Tea, Inc.
Seanna Allen, 510-594-2196 (Investors)
investorrelations@peets.com